UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):           June 20, 2006
Portrait Corporation of America, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-8550	57-1208051

(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

815 Matthews-Mint Hill Road, Matthews, North Carolina	28105

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code:           (704) 847-8011
N/A

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01           ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
     On June 20, 2006, the Company entered into a Third Amendment to Credit Agreement, Waiver, Consent and Forbearance Agreement (the “Amendment”) with the lenders (the “Senior Lenders”) and Wells Fargo Foothill, Inc., as agent (the “Agent”), under its senior credit agreement dated July 15, 2005, as amended (the “Senior Credit Agreement”). The Amendment provides, among other things, a limited waiver and forbearance from exercising remedies under the Credit Agreement that the Senior Lenders would otherwise be entitled to exercise as a result of certain defaults arising from the following: (1) the Company’s failure to deliver to the Agent audited financial statements for the fiscal year ending January 29, 2006 (the “Fiscal 2005 Financials”) and the Company’s expected failure to provide the Fiscal 2005 Financials free of any “going concern” qualification; (2) the Company’s failure (as more fully described under Item 8.01 below), to make an interest payment of $687,500 due on its 13 3/4% Senior Subordinated Notes Due 2010 (the “Notes”) prior to the expiration of the applicable 30-day grace period for making such payment; and (3) the expiration on June 15, 2006 of Agfa’s agreement to forbear from exercising its collection rights against the Company (more fully described under Item 8.01 below). Provided that the Company delivers the Fiscal 2005 Financials no later than June 23, 2006 (notwithstanding the expected “going concern” qualification), under the terms of the Amendment, the Senior Lenders agree to forbear from exercising any of their rights or remedies arising from any of the defaults or potential defaults described above until the earlier of: (1) July 31, 2006; (2) such time as either the holders of the Notes or Agfa exercise any of their respective rights or remedies (or notify the Company of an intention to do so), provide written notice of refusal to enter into a forbearance agreement or demand a forbearance agreement on terms unacceptable to the Agent; or (3) the occurrence of any other default or event of default under the Credit Agreement or ancillary loan documents with the Senior Lenders.
ITEM 8.01           OTHER EVENTS.
     Interest Payment Default
     As described under Item 1.01 above, the Company failed to make a regularly scheduled interest payment of $687,500 on its Notes, and on June 14, 2006 the 30-day grace period for making such payment expired. As a result, an event of default occurred with respect to the Notes, which also caused a cross-default under the Company’s Senior Credit Agreement. The Company is currently in discussions with the holders of the Notes and its Senior Lenders in an effort to obtain a forbearance or similar agreement with respect to this interest payment. In the event that such an agreement is not reached on terms acceptable to the holders of the Notes and the Senior Lenders, these creditors will have the right to submit a notice to the Company declaring all principal and interest and other amounts due in respect of the Notes or the Senior Credit Agreement, as applicable, immediately due and payable. The acceleration of these obligations would also trigger cross-defaults, and similar acceleration rights, with respect to other indebtedness of the Company. While the Company is hopeful that such discussions will be resolved favorably, no assurances can be given whether, or upon what terms, any such agreement may be reached.
     Expiration of Agfa Standstill Agreement
     On June 15, 2006 the Company’s standstill agreement with AgfaPhoto ended. In that agreement, AgfaPhoto agreed to forbear until June 15, 2006 from taking any action to collect certain amounts owed by the Company for photographic paper, film and chemicals purchased from AgfaPhoto. The Company has asked AgfaPhoto to extend this agreement to September 30, 2006. While AgfaPhoto has verbally indicated that it would request such an extension from the bankruptcy trustee of its parent company in Germany, there can be no assurance whether, or the terms upon which, such an extension may be given. Also, to date, AgfaPhoto and the

Company have been in discussions in an effort to reach a resolution or compromise with respect to amounts owed to Agfa, but there can be no assurance whether, or the terms upon which, such a resolution or compromise can be reached or that AgfaPhoto will not institute legal action to collect such amounts.
     Pursuit of Comprehensive Financial Restructuring
     As announced today by the Company in a press release, a copy of which is attached hereto as Exhibit 99.1 and incorporated by reference herein, the Company is undertaking an effort to reach agreement on the terms of a comprehensive financial restructuring with the holders of its 11.875% senior notes due 2009 (the “Bondholders”) representing approximately 59.5% of its debt outstanding as of January 29, 2006. In pursuit of this objective, the Company has retained the investment banking firm of Berenson & Co. as its financial adviser and Cadwalader, Wickersham & Taft LLP as special legal counsel to represent it in negotiations with the Bondholders. The Company has also agreed to pay the expenses of Peter J. Solomon & Co., who has been engaged to act as financial adviser to the Bondholders and Stroock & Stroock & Lavan LLP, who has been engaged to act as special counsel for the Bondholders in this matter. Although preliminary discussions have commenced regarding the potential restructuring, the Company can give no assurance whether, or the terms upon which, any such restructuring might be achieved.
ITEM 9.01           FINANCIAL STATEMENTS AND EXHIBITS
99.1           Press release issued on June 21, 2006

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

PORTRAIT CORPORATION OF AMERICA, INC.

Date: June 21, 2006	By: /s/ James Robert Wren, Jr.
James Robert Wren, Jr.
Executive Vice President, General Counsel, Interim
Chief Financial Officer, Treasurer and Secretary